                        DiVall Insured Income Fund, L.P.
                                 QUARTERLY NEWS

================================================================================
 A publication of The Provo Group, Inc.                     THIRD QUARTER 1998


THE SALE
Kansas City, MO
October 9, 1998

The Provo Group is pleased to announce the sale of the entire DiVall Insured Income Fund, L.P., ("DiVall 1") portfolio. The net sales proceeds available for distribution are estimated at approximately $17,200,000 compared to our estimated proceeds based on a sale at appraised value of $17,900,000.

Partners will receive the normal operating distribution for the quarter ended September 30, 1998, on November 15, 1998. The final liquidating distribution will be made on or before December 15, 1998, due to an approximate 30 day delay in closing. The sale of 22 properties with "rights of first refusal" issues (11 properties); title and survey issues, as well as the expected "contract language" disagreements is complicated and unpredictable.

Bruce Provo, President of The Provo Group, reflecting on 1998's "journey" indicated ... "I am proud that our organization was able to execute our strategy to maximize asset values for the limited partners and accomplish a wind-up and dissolution before year-end. It was a wonderful way to end almost six years of committed efforts on behalf of the limited partners. We have come a long way together."

Kristin Atkinson, The Provo Group's Chief Financial Officer, expects the final liquidation distribution to approximate $690 per unit.

As you may recall, DiVall 1 investors received a registered tender offer to sell for $575 per unit last winter. The Provo Group believed a higher value could be achieved by an independent bid process. The successful sale, related liquidating distribution, and three quarterly distributions which would not have been earned by selling last winter, resulted in an additional $160 or 28% over the initial offer.

                         --------------------------
                             OTHER NEWS INSIDE...

 .   Distribution Highlights ............................................. Page 2

 .   Return of Captial ................................................... Page 3

      Page 2                       DiVall 1                       3 Q 98

                           -------------------------

                            Distribution Highlights


 .    6.9% (approx.) annualized return from operations and other sources based on
     $23,000,000 ("net" remaining initial investment).

 .    $400,000 "total" amount distributed for the Third Quarter 1998 which was
     $20,000 more than budgeted.

 .    $16.00 per unit (approx.) for the Third Quarter 1998 from both cash flow from operations and investing activities.

 .    $937.00 to $834.00 range of distributions per unit from the first unit sold to the last unit sold before the offering closed (March 1988), respectively. [NOTE: Distributions are from both cash flow from operations and "net" cash activity from financing and investing activities.]


               (Original units were purchased for $1,000/unit.)

                           -------------------------

                 Statements of Income and Cash Flow Highlights


 .    4% decrease in "total" operating revenues from projections.

 .    43% increase in "total" expenses from projections.

 .    28% decrease in net income from projections.

 .    The decrease in revenues is primarily due to the reversal of percentage rents, which will be paid to the new owner according to the terms of the property sale.

 .    Land Title Surveys in the amount of $49,600 were performed on all of the properties in connection with the liquidation, this was an unbudgeted expense.

 .    Unbudgeted legal fees in connection with the liquidation were approximately
     $16,000.

       Page 3                         DiVall 1                    2 Q 98

                           --------------------------


                               Return of Capital

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the periods ended December 31, 1986 through September 30, 1998.

================================================================================

                                                  Distribution     Capital
                                                    Analysis       Balance
                                                  -------------  ------------

     Original Capital Balance                           -        $25,000,000
     Cash Flow From Operations Since Inception    $ 20,351,663        -
     Total Distributions Since Inception           (22,301,740)       -
                                                  ------------

     (Return) of Capital                           ($1,950,077)   (1,950,077)
                                                  ============   -----------

     "Net" Remaining Initial Investment
          by Original Partners                          -        $23,049,923
                                                                 ===========

================================================================================

       (NOTE: For a more individualized discussion of return of capital contact Investor Relations.)

                           -------------------------
                              Questions & Answers


1.   When will I receive my final check with the sale proceeds?

     .    You will receive your final check on or before December 15, 1998.


2.   What can I expect to receive in the future from The Provo Group?

     . Your 1998 K-1 will be mailed in February 1999 and the 1998 Annual Report will be mailed in April 1999.

                                     * * *

     Page 4                           DiVall 1                         3 Q 98

================================================================================

 For questions or additional information, please contact Investor Relations at:
                        1-800-547-7686 or 1-816-421-7444

                All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.

                        101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105

                               (FAX 816-221-2130)

================================================================================
                               www.tpgdivall.com

                        DIVALL INSURED INCOME FUND L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
              FOR THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 1998

------------------------------------------------------------------------------------------------
                                                                PROJECTED    ACTUAL     VARIANCE
                                                                --------------------------------
                                                                   3RD         3RD        CASH
                                                                 QUARTER     QUARTER     BETTER
                                                                 9/30/98     9/30/98     (WORSE)
                                                                ---------   ---------   --------
 OPERATING REVENUES
  Rental income                                                 $ 472,868   $ 444,590   $(28,278)
  Direct financing interest                                         1,279       1,279          0
  Interest income                                                  11,200      10,867       (333)
  Other income                                                          0       9,482      9,482
                                                                ---------   ---------   --------
 TOTAL OPERATING REVENUES                                       $ 485,347   $ 466,218   $(19,129)
                                                                ---------   ---------   --------
 OPERATING EXPENSES
  Insurance                                                     $   4,296   $   3,722   $    574
  Management fees                                                  24,225      23,895        330
  Overhead allowance                                                1,953       1,928         25
  Advisory Board                                                    3,320       3,364        (44)
  Administrative                                                   10,504       7,104      3,400
  Professional services                                             4,170       8,026     (3,856)
  Land Title Surveys                                                    0      49,600    (49,600)
  Auditing                                                         10,755      10,755          0
  Legal                                                             7,500      23,877    (16,377)
  Write-off uncollectible receivables                                   0       1,707     (1,707)
  Defaulted tenants                                                 2,499       5,420     (2,921)
                                                                ---------   ---------   --------
 TOTAL OPERATING EXPENSES                                       $  69,222   $ 139,398   $(70,176)
                                                                ---------   ---------   --------
 INTEREST EXPENSE                                               $   4,412   $   4,259   $    153
                                                                ---------   ---------   --------
 INVESTIGATION AND RESTORATION EXPENSES                         $     150   $      54   $     96
                                                                ---------   ---------   --------
 NON-OPERATING EXPENSES
  Depreciation                                                  $  87,591   $  87,591   $      0
  Amortization                                                      2,031       2,513       (482)
                                                                ---------   ---------   --------
 TOTAL NON-OPERATING EXPENSES                                   $  89,622   $  90,104   $   (482)
                                                                ---------   ---------   --------
 TOTAL EXPENSES                                                 $ 163,406   $ 233,815   $(70,409)
                                                                ---------   ---------   --------
 NET INCOME                                                     $ 321,941   $ 232,403   $(89,538)

 OPERATING CASH RECONCILIATION:                                                         VARIANCE
                                                                                        --------
  Depreciation and amortization                                    89,622      90,104        482
  (Increase) Decrease in current assets                           (37,067)     73,178    110,245
  Increase (Decrease) in current liabilities                        1,843     (18,749)   (20,592)
  G.P. distribution                                                (1,288)       (930)       358
  Cash reserved for payables                                       (1,843)     20,000     21,843
  Advance from (to) future cash flows for current distributions    15,000      15,000          0
                                                                ---------   ---------   --------
 Net Cash Provided From Operating Activities                    $ 388,208   $ 411,006   $ 22,798
                                                                ---------   ---------   --------
CASH FLOWS FROM (USED IN) INVESTING
  AND FINANCING ACTIVITIES
  Principal received on equipment leases                            8,186       8,748        562
  Decrease in mortgage notes payable                              (13,969)    (14,120)      (151)
                                                                ---------   ---------   --------
 Net Cash Provided from (Used In)
  Investing and Financing Activities                            $  (5,783)  $  (5,372)  $    411
                                                                ---------   ---------   --------

 Total Cash Flow For Quarter                                    $ 382,425   $ 405,634   $ 23,209

 Cash Balance Beginning of Period                                 592,530     657,005     64,475
 Less 2nd quarter distributions paid 8/98                        (380,000)   (300,000)    80,000
 Less cash reserved for payables and future distributions         (13,157)    (35,000)   (21,843)
                                                                ---------   ---------   --------
 Cash Balance End of Period                                     $ 581,798   $ 727,639   $145,841


 Cash reserved for 3rd quarter L.P. distributions                (380,000)   (400,000)   (20,000)
 Cash reserved for payable and future distributions              (155,502)   (168,000)   (12,498)
                                                                ---------   ---------   --------
 Unrestricted Cash Balance End of Period                        $  46,296   $ 159,639   $113,343
                                                                =========   =========   ========
------------------------------------------------------------------------------------------------
                                                                PROJECTED     ACTUAL    VARIANCE
                                                                --------------------------------
* Quarterly Distribution                                        $ 380,000   $ 400,000   $ 20,000
  Mailing Date                                                   11/15/98   (enclosed)
------------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS OR
DISCUSSION PURPOSES

                        DIVALL INSURED INCOME FUND L.P.
                             1998 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS

PORTFOLIO

                                                   REAL ESTATE                                     EQUIPMENT
                                      -------------------------------------      ----------------------------------------------
                                                        BASE           %           LEASE                     LEASE*        %*
CONCEPT          LOCATION                COST           RENT         YIELD       EXPIRATION      COST       RECEIPTS     RETURN
-------          --------             ----------      ---------      ------      ----------     -------     --------     ------
RIO BRAVO        GRAND FORKS, ND         984,801        100,000      10.15%
CHI CHI'S        EAU CLAIRE, WI        1,042,730        136,260      13.07%

DENNY'S**        GLENDALE, AZ          1,105,926         90,000       8.14%                      68,744           0       0.00%
DENNY'S          SCOTTSDALE, AZ        1,051,157         90,000       8.56%                      40,553           0       0.00%
DENNY'S          MESA, AZ              1,028,036         65,000       6.32%                      39,218           0       0.00%
DENNY'S**        PEORIA, AZ            1,105,926         90,000       8.14%                      58,781           0       0.00%
BW-III           HOPKINS, MN             795,050         66,000       8.30%      1/15/2000      190,000      37,860      19.93%
DENNY'S          BEAVER DAM, WI          659,299         66,000      10.01%      3/31/2000      190,000      37,860      19.93%

FAZOLI'S         DES MOINES, IA          565,476         45,500       8.05%                      39,600           0       0.00%

HARDEE'S         FOND DU LAC, WI       1,026,931         72,000       7.01%

POPEYE'S         CHICAGO, IL             473,968         65,652      13.85%
POPEYE'S         CHICAGO, IL             610,893         84,612      13.85%
POPEYE'S         CHICAGO, IL             484,501         67,512      13.86%
POPEYE'S         CHICAGO, IL             610,893         84,612      13.85%
POPEYE'S         CHICAGO, IL             437,105         60,540      13.85%
POPEYE'S         CHICAGO, IL             631,958         87,480      13.84%
POPEYE'S         CHICAGO, IL             579,295         80,304      13.86%

BJ's MARKET      CHICAGO, IL             905,807         60,000       6.62%

TACO CABANA      ARLINGTON, TX         1,474,569        132,000       8.95%
TACO CABANA      DALLAS, TX            1,369,243        132,000       9.64%
TACO CABANA      DALLAS, TX            1,257,596        132,000      10.50%
TACO CABANA      DALLAS, TX            1,308,153        132,000      10.09%
                                      ----------      ---------      ------                     -------      ------      ------
PORTFOLIO TOTALS (22 Properties)      19,509,313      1,939,112       9.94%                     626,896      75,720      12.08%
                                      ==========      =========      ======                     =======      ======      ======

OUTSTANDING DEBT
                                        AMOUNT          ANNUAL       CURRENT                    AMOUNT       ANNUAL      CURRENT
                                         OWED            DEBT       INTEREST                     OWED         DEBT      INTEREST
MORTGAGED PROPERTIES                    9/30/98        SERVICE        RATE                      9/30/98     SERVICE       RATE
--------------------                  ----------      ---------     --------                    -------     -------     --------
DENNY'S          BEAVER DAM, WI          193,815         73,517       8.50%
                                      ----------      ---------      ------                     -------      ------      ------
TOTALS                                   193,815         73,517          --                           0           0          --
                                      ----------      ---------      ------                     -------      ------      ------
NET AFTER DEBT                        19,315,498      1,865,595       9.66%                     626,896      75,720      12.08%
                                      ==========      =========      ======                     =======      ======      ======



                                      ORIGINAL EQUITY                              $25,000,000
                                      NET DISTRIBUTION OF CAPITAL
                                        SINCE INCEPTION                            $ 1,950,077
                                                                                   -----------
                                      CURRENT EQUITY                               $23,049,923
                                                                                   ===========

                                                                                    TOTAL %
                                                     TOTALS                      ON 23,049,923
                                      -------------------------------------         EQUITY
CONCEPT          LOCATION              INVESTED       RECEIPTS*      RETURN*        RAISE
-------          --------             ----------      ---------      -------     -------------
RIO BRAVO        GRAND FORKS, ND         984,801        100,000      10.15%
CHI CHI'S        EAU CLAIRE, WI        1,042,730        136,260      13.07%

DENNY'S**        GLENDALE, AZ          1,174,670         90,000       7.66%
DENNY'S          SCOTTSDALE, AZ        1,091,710         90,000       8.24%
DENNY'S          MESA, AZ              1,067,254         65,000       6.09%
DENNY'S**        PEORIA, AZ            1,164,707         90,000       7.73%
BW-III           HOPKINS, MN             985,050        103,860      10.54%
DENNY'S          BEAVER DAM, WI          849,299        103,860      12.23%

FAZOLI'S         DES MOINES, IA          605,076         45,500       7.52%

HARDEE'S         FOND DU LAC, WI       1,026,931         72,000       7.01%

POPEYE'S         CHICAGO, IL             473,968         65,652      13.85%
POPEYE'S         CHICAGO, IL             610,893         84,612      13.85%
POPEYE'S         CHICAGO, IL             484,501         67,512      13.86%
POPEYE'S         CHICAGO, IL             610,893         84,612      13.85%
POPEYE'S         CHICAGO, IL             437,105         60,540      13.85%
POPEYE'S         CHICAGO, IL             631,958         87,480      13.84%
POPEYE'S         CHICAGO, IL             579,295         80,304      13.86%

BJ's MARKET      CHICAGO, IL             905,807         60,000       6.62%

TACO CABANA      ARLINGTON, TX         1,474,569        132,000       8.95%
TACO CABANA      DALLAS, TX            1,369,243        132,000       9.64%
TACO CABANA      DALLAS, TX            1,257,596        132,000      10.50%
TACO CABANA      DALLAS, TX            1,308,153        132,000      10.09%
                                      ----------      ---------      ------              -----
PORTFOLIO TOTALS (22 Properties)      20,136,209      2,014,832      10.01%              8.74%
                                      ==========      =========      ======              =====

OUTSTANDING DEBT
                                        AMOUNT          ANNUAL
                                         OWED            DEBT
MORTGAGED PROPERTIES                    9/30/98        SERVICE
--------------------                  ----------      ---------
DENNY'S          BEAVER DAM, WI          193,815         73,517
                                      ----------      ---------
TOTALS                                   193,815         73,517
                                      ----------      ---------      ------              -----
NET AFTER DEBT                        19,942,394      1,941,315       9.73%              8.42%
                                      ==========      =========      ======              =====

 * A portion of the amounts disclosed include a return of principal.

** Rent is based on 12.5% of monthly sales. Rent projected for 1998 is based on 1997 sales levels.